ADVISORY AGREEMENT

THIS AGREEMENT is made as of the 22nd day of January, 2003

BETWEEN

SUN POWER CORPORATION, a Nevada Corporation,
(hereinafter called "the Corporation"),
represented by its President, Mr. Andrew Schwab, 414 Viewcrest Road, Kelowna B.C., Canada, phone 001 250 764-8118, fax 001 250 764-7606 ,duly empowered to enter into this Agreement,

AND

THURN & TAXIS CAPITAL MANAGEMENT AG, a company incorporated under the laws of the Principality of Liechtenstein, having its administrative office at Meierhofstrasse 5, FL-9490 Vaduz
(hereinafter called "the Advisor"),
represented by Dr. Dieter Wicki, President & CEO, duly empowered to enter into this Agreement,

WHEREAS

the Corporation is planning a restructuring in acquiring certain assets and therefore, intends to raise up to USD 10 million in form of a straight forward Eurobond or Debenture respectively (issued in Luxembourg), whereby another form of financing could also be acceptable to the Corporation;

the Advisor has acquired a specific experience in the field of international investment and is willing to structure the Bond and to put the Corporation in contact with institutional investors on the terms and conditions stipulated hereinafter;

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. APPOINTMENT OF ADVISOR

The Corporation hereby requests the Advisor to assist, for compensation, with the arrangement and the placement of a Bond (Debenture) in the amount of USD 10 million, on a best effort basis.

2. PLACEMENT

The Tentative Term Sheet for the Bond forms part of this Agreement whereby all the details (maturity, interest rate, payment, ranking, use of proceeds, settlement, bonus, early redemption, restrictions, paying agent, trustee, etc.) have to be worked out between the parties in due time. It is foreseen that the Bond has a term of 5 years.

The Advisor agrees to use his best efforts together with his partners and associates to identify a qualified Luxembourg fiscal agent, and subscribers for the Bond that is to be integrated into the European Clearing system. The Advisor is free to propose other financing vehicles if such an occasion should arise and the Corporation, in its sole discretion, is free to accept or reject any financings proposed to the Corporation by the Advisor.

The Advisor will review all corporate literature and, if necessary, will suggest revisions, or will create new materials acceptable to the Corporation. Furthermore, the Advisor will prepare a Private Offering Circular under Luxembourg law whereby the Corporation has to fill in all relevant business descriptions and data according to the Advisor's directions.

It is foreseen that the closing of the Subscription shall take place on March 31, 2003.

3. COMPENSATION

As compensation for services to be rendered, the Advisor shall receive:

  a cash success fee equal to 7% (seven per cent) of the gross proceeds received by the Corporation. All subscriptions shall be held by an Escrow Bank (fiscal agent) and released in accordance with the Corporation's instructions, at which time the Escrow Bank shall pay the Advisor's commission;
  a work fee of USD 25,000 ($ twentyfivethousand) payable at the signing of this Agreement by SWIFT transfer to UBS Zurich/Switzerland, SWIFT Code UBSW CH ZH 87B, account Dr. Dieter Wicki, account # 259-820061.60 Q;
  reimbursement of all reasonable out-of-pocket costs and expenses incurred by the Advisor in connection with his services as per an agreed budget of USD6,000 to USD10,000, against presentation of receipts;
  warrants in an amount equal to 5% of the gross proceeds, which shall be exercisable for a period of 3 years from the date of the closing of the transaction, to purchase Common Stock for a per share exercise price to be determined.

4. TERM

The term of the Agreement shall commence on the date of the signing by the two parties, and shall be in effect for 6 months, unless the parties, by mutual agreement, define an earlier termination, or either party provides the other party with 30 days prior written notice of such desire to terminate the Agreement.

5. LIMITATION OF LIABILITY

The Advisor will use its best efforts and judgment and due care in the fulfillment of his services and will not, in the absence of willful misconduct or gross negligence on his behalf, be liable to the Corporation or its shareholders for any loss or damage which they may sustain or suffer as a consequence of an investment in any form made in the Corporation by an investor introduced by the Advisor.

Neither of the parties shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any matter the business or reputation of the other party or any director of such party.

The Corporation understands that the Advisor will not assume responsibility for the accuracy or completeness of the financial and other information related to the Corporation provided to the Advisor or any third parties by the Corporation or any of its agents, representatives or accountants, or obtained directly or indirectly from written information issued by the Corporation to the Advisor. The Advisor will not undertake to independently verify the accuracy or completeness of such information with respect to the material facts contained herein.

6. ASSIGNMENT

This Agreement shall not be assigned, partly or totally, by either party save between affiliated companies belonging to the same group of companies or controlled by the same persons or entities.

7. NOTICE

Any notice required to be given hereunder may be served by being left at or sent by express courier service or by facsimile transmission to the Corporation at the President's address;
  the Advisor at Baerengasse 25, CH-8001 Zurich/Switzerland, phone +411.218-1400, fax +411.218-1409;

and any notice shall be deemed to have been served at the expiration of five business days after it is transmitted if given by express courier service and one business day if given by facsimile transmission.

8. SETTLING OF DISPUTES

Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the ICC (International Chamber of Commerce) acting in accordance with the Rules adopted by the ICC for this purpose. (Secretariat of the ICC International Court of Arbitration, 38 Cours Albert 1er, 75008 Paris, France).

IN WITNESS WHEREOF the duly authorized representatives of the parties hereto have signed this Agreement on the day and year first above written, in two counterparts, one such counterpart to be received by the Corporation and one by the Advisor.

SUN POWER CORPORATION

By: /s/ Andrew Schwab
Name: Andrew Schwab
Title: President

THURN & TAXIS CAPITAL MANAGEMENT AG

By: /s/ Dr. Dieter Wicki
Name: Dr. Dieter Wicki
Title: President & CEO